Exhibit 4.10

INVESTORS’ RIGHTS AGREEMENT

INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) dated as of November 26, 2002 by and between SoftBrands, Inc., a Delaware corporation (the “Company”) and Capital Resource Partners IV, L.P., a Delaware limited partnership (“CRP” or the “Investors”).

WHEREAS, Info-Quest and the Company entered into that certain Investor Agreement, dated as of May 15, 2002, whereby the Company granted Info-Quest certain registration, participation and other rights with respect to the shares of common stock of the Company held by Info-Quest and the Company and Info-Quest have agreed to amend such agreement (as amended, the “Info-Quest Agreement”);

WHEREAS, CRP proposes to purchase from the Company warrants to purchase shares of common stock of the Company (the “Warrants”) pursuant to a Senior Subordinated Secured Note and Warrant Purchase Agreement dated as of the date hereof (the “Purchase Agreement”) by and among the Company and CRP;

WHEREAS, the execution and delivery of this Agreement is a condition precedent to the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises, as an inducement to CRP to consummate the transactions contemplated by the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby covenants and agrees with the Investors as follows:

ARTICLE I

DEFINITIONS

Section 1.1.            Certain Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

“Commission” shall mean the United States Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Common Stock” shall mean (i) the Company’s Common Stock, par value $0.01 per share, as authorized on the date of this Agreement, (ii) any other capital stock of any class or classes (however designated) of the Company, authorized on or after the date hereof, the holders of which shall have the right, without limitation as to amount per share, either to all or to a share of the balance of current dividends and liquidating distributions after the payment of dividends and distributions on any shares entitled to preference in the payment thereof, and the holders of which shall ordinarily, in the absence of contingencies, be entitled to vote for the election of a majority of directors of the Company (even though the right so to vote has been suspended by the happening of such a contingency), and (iii) any other securities into which or for which any of the securities described in (i) or (ii) above may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Person” shall mean an individual, a corporation, a partnership, limited liability company, a joint venture, a trust, an unincorporated organization, a government and any agency or political subdivision thereof.

“The Plan” shall mean the First Amended Plan of Reorganization of AremisSoft Corporation Jointly Proposed by Debtor and SoftBrands, Inc, dated as of May 24, 2002 and effective as of August 2, 2002.

“Warrant Shares” shall mean the Warrant Shares and/or the Info-Quest Shares.

“Registration Expenses” shall mean the expenses so described in Section 5.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Warrant Shares” shall mean the shares of Common Stock issued or issuable upon exercise of the Warrants.

ARTICLE II

REGISTRATION RIGHTS

Section 2.1.            CRP Demand Registration.

(a)           At any time on or after January 1, 2004 that the Company is or becomes subject to Section 13 or Section 15(d) of the Exchange Act, holders of at least fifty percent (50%) of the Warrant Shares may request the Company to register under the Securities Act all or any portion of the Warrant Shares held by such requesting holders in the manner specified in such request and upon receipt of such request the Company shall promptly deliver notice of such request to all Persons holding Warrant Shares, including each Person party to this Agreement who has the right to acquire Warrant Shares, who shall then have thirty (30) days to notify the Company in writing of their desire to be included in such registration.  The Company will use its best efforts to expeditiously effect the registration of all Warrant Shares whose holders request participation in such registration under the Securities Act, but only to the extent provided for in the following provisions of this Agreement; provided, however, that the Company shall not be required to effect registration pursuant to a request under this Section 2.1 more than two (2) times; and provided further, that a registration pursuant to a request under this Section 2.1 shall be not be counted toward the maximum number of two (2) registrations in the event the Company fails to effectively register all Warrant Shares as to which registration have been requested.  Notwithstanding anything to the contrary contained herein, no request may be made under this Section 2.1 within 180 days after the effective date of a registration statement filed by the Company covering a firm commitment underwritten public offering in which CRP shall have been entitled to join pursuant to Section 2.3 or 2.9 and in which there shall have been effectively registered all Warrant Shares as to which registration shall have been requested.

(b)           Whenever a requested registration pursuant to Section 2.1(a) is for an underwritten offering, only Warrant Shares which are to be included in the underwriting may be included in the registration, and, if the managing underwriter of such offering determines in good faith that the number of Warrant Shares so included which are to be sold by the holders of the Warrant Shares should be limited due to market conditions and/or the necessity of including in such underwriting or registration securities to be sold for the account of the Company, the holders of Warrant Shares to be included in such underwriting and registration shall share pro rata in the number of such Warrant Shares being underwritten and registered for their account, such sharing to be based on the number of all Warrant Shares held by such holders, respectively; provided, that in no event shall the holders of Warrant Shares that requested such registration pursuant to Section 2.1(a) have the number of their Warrant Shares to be included in such underwriting and registration reduced or limited (including pursuant to Section 2.2 or 2.3 hereof) until the number of securities whose holders have a contractual, incidental “piggy back” right to include such securities in the registration statement as to which inclusion has been requested pursuant to such right have been reduced to zero (0).  Whenever a requested registration pursuant to Section 2.1(a) is for an underwritten public offering, the holders of a majority of the Warrant Shares to be sold in such offering, subject to the approval of the Company (which approval will not be unreasonably withheld, conditioned or delayed), may designate the managing underwriter(s) of such offering.  The Company may not cause any other registration of securities for sale for its own account (other than in connection with the registration of equity securities issued or issuable pursuant to an employee stock option, stock purchase, stock bonus or similar plan or pursuant to a merger, exchange offer or transaction of the type specified in Rule 145(a) under the Securities Act) to become effective less than 90 days after the effective date of any registration required pursuant to this Section 2.1.

(c)           If at the time of any request to register Warrant Shares pursuant to Section 2.1(a) the Company is preparing or within thirty (30) days thereafter commences to prepare a registration statement for a public offering (other than in connection with the registration of equity securities issued or issuable pursuant to an employee stock option, stock purchase, stock bonus or similar plan or pursuant to a merger, exchange offer or transaction of the type specified in Rule 145(a) under the Securities Act) which in fact is filed and becomes effective within ninety (90) days after the request and the Company has complied with the provisions of Section 2.3 hereof, or is engaged in any activity which, in the good faith determination of the Company’s board of directors, would be adversely affected by the requested registration to the material detriment of the Company, then the Company may at its option direct that such request be delayed for a period not in excess of four months from the effective date of such offering or the date of commencement of such other activity, as the case may be, such right to delay a request to be exercised by the Company not more than once in any two year period.  Nothing in this Section 2.1(c) shall preclude a holder of Warrant Shares from enjoying registration rights which it might otherwise possess under Section 2.3 hereof.  If the Company has exercised its right to delay a registration pursuant to this Section and the holders of Warrant Shares withdraw the demand for such registration, such withdrawn demand shall not be counted as a demand under this Section 2.1.

Section 2.2.            [Reserved].

Section 2.3.            Piggyback Registration.  If the Company at any time proposes to register any of its securities under the Securities Act (including pursuant to a demand of any stockholder of the Company exercising registration rights) for sale to the public (other than in connection with the registration of equity securities issued or issuable pursuant to an employee stock option, stock purchase, stock bonus or similar plan or pursuant to a merger, exchange offer or transaction of the type specified in Rule 145(a) under the Securities Act), each such time it will give written notice to all holders of the outstanding Warrant Shares, including each holder who has the right to acquire Warrant Shares, of its intention to do so.  Upon the written request of any of such holders of the Warrant Shares given within twenty (20) days after receipt by such holder of such notice, the Company will, subject to the limits contained in this Section 2.3, use its reasonable best efforts to cause all such Warrant Shares of said requesting holders to be registered under the Securities Act and qualified for sale under any state blue sky law, all to the extent requisite to permit such sale or other disposition by such holder of the Warrant Shares so registered; provided, however, that if the Company is advised in writing in good faith by any managing underwriter of the Company’s securities being offered in a public offering pursuant to such registration statement that the amount to be sold by persons other than the Company (collectively, “Selling Stockholders”) is greater than the amount which can be offered without adversely affecting the offering, the Company may reduce the amount offered for the accounts of Selling Stockholders (including such holders of shares of Warrant Shares)to a number deemed satisfactory by such managing underwriter provided that no reduction shall be made in the amount of Warrant Shares offered for the accounts of the holders of Warrant Shares unless such reduction is imposed pro rata with respect to all securities whose holders have a contractual right to include such securities in the registration statement as to which inclusion has been requested pursuant to such right; and provided, further, that there is first excluded from such registration statement all shares of Common Stock sought to be included therein by (i) any officer or employee of the Company or any subsidiary of the Company, (ii) any holder thereof not having any such contractual, incidental registration rights, and (iii) any holder thereof having contractual, incidental registration rights subordinated and junior to the rights of the holders of Warrant Shares.  For purposes of this Section 2.2, holders of Registrable Securities (as defined in the Info-Quest Agreement) shall be deemed to have contractual incidental registration rights or “piggyback” registration rights that rank on a par with holders of Warrant Shares and the holders of any securities issued in connection with those certain warrants to purchase shares of Common Stock of the Company issued to MHT Securities, L.P., Founders Equity Securities, Inc. and Silicon Valley Bank shall be deemed to have contractual, incidental registration rights subordinated and junior to the rights of the holders of Warrant Shares and Registrable Securities .

Section 2.4.            Registration Procedures.  If and whenever the Company is required by the provisions of this Agreement to use its reasonable best efforts to effect the registration of any of its securities under the Securities Act, the Company will, as expeditiously as possible:

(i)            prepare and file with the Commission a registration statement with respect to such securities and use its reasonable best efforts to cause such registration statement to become and remain effective; provided, however, that notwithstanding any other provision of this Agreement, the Company shall not in any event be required to use its reasonable best efforts to maintain the effectiveness of any such registration statement for a period in excess of nine (9) months;

(ii)           prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such registration statement whenever the seller or sellers of such securities shall desire to sell or otherwise dispose of the same, but only to the extent provided in this Agreement;

(iii)          furnish to each seller such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request in order to facilitate the public sale or other disposition of the securities owned by such seller;

(iv)          use reasonable best efforts to register or qualify the securities covered by such registration statement under such other securities or state blue sky laws of such jurisdictions as each seller shall reasonably request, and do any and all other acts and things which may be necessary under such securities or blue sky laws to enable such seller to consummate the public sale or other disposition in such jurisdictions of the securities owned by such seller, except that the Company shall not for any such purpose be required to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;

(v)           before filing the registration statement or prospectus or amendments or supplements thereto, furnish to one counsel selected by the holders of Warrant Shares copies of such documents proposed to be filed which shall be subject to the reasonable approval of such counsel;

(vi)          use its reasonable best efforts to furnish to each prospective seller a signed counterpart, addressed to the prospective seller, of (A) an opinion of counsel for the Company, dated the effective date of the registration statement, and (B) a “comfort” letter signed by the independent public accountants who have certified the Company’s financial statements included in the registration statement, covering substantially the same matters with respect to the registration statement (and the prospectus included therein) and (in the case of the accountants’ letter) with respect to events subsequent to the date of the financial statements, as are customarily covered (at the time of such registration) in opinions of the Company’s counsel and in accountants’ letters delivered to the underwriters in underwritten public offerings of securities; and

(vii)         otherwise use its best efforts to comply with all applicable rules and regulations of the Commission relating to such registration and the distribution of the securities being offered (including, without limitation, Regulation M, with respect to which the Company shall also use its best efforts timely to apprise each Holder of any bids and purchases by the Company, and of any known bids and purchases by each “affiliated purchaser” (as defined in Regulation M) of the Company, that would in the opinion of the Company be prohibited under Regulation M in connection with a “distribution” (as so defined) by such Holder) and make generally available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act, no later than 60 days after the end of any 12-month period (or 90 days, if such period is a fiscal year) commencing at the end of any fiscal quarter in which the Warrant Shares are sold to underwriters in a firm commitment or best efforts underwritten offering, or, if not sold to underwriters in such an offering, beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of such registration statement, which earning statements shall cover such 12-month periods;

(viii)        use its reasonable best efforts to list the Warrant Shares covered by such registration statement with any securities exchange on which the Common Stock of the Company is then listed.

Section 2.5.            Expenses.  All expenses incurred in effecting the registrations provided for in Sections 2.1, 2.2, 2.3 and 2.9, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company and fees of one counsel for all of the selling holders of Warrant Shares, underwriting expenses (other than fees, commissions or discounts attributable to the sale of the Warrant Shares), expenses of any audits incident to or required by any such registration and expenses of complying with the securities or blue sky laws of any jurisdictions pursuant to Section 2.4(iv) hereof (all of such expenses referred to as “Registration Expenses”), shall be paid by the Company; provided, that if an offering pursuant to any registration commenced pursuant to Section 2.1 or 2.2 is abandoned by the holders of Warrant Shares or Info-Quest, respectively (other than by reason of adverse information pertaining to the Company’s business affairs or financial position, as opposed to stock market conditions, unknown to the holders of Warrant Shares or Info-Quest prior to the commencement of such registration proceedings, in which event the Company shall bear all Registration Expenses), the holders of Warrant Shares or Info-Quest, respectively, shall bear any costs incurred by the Company in conjunction with such registration.  In either event, the number of registrations to which the holders of Warrant Shares or Info-Quest is entitled pursuant to Section 2.1 or Section 2.2, respectively, shall not be reduced thereby.

Section 2.6.            Indemnification.  (a) The Company shall indemnify and hold harmless the seller of such securities, each underwriter (as defined in the Securities Act), and each other Person who participates in the offering of such securities and each other Person, if any, who controls (within the meaning of the Securities Act) such seller, underwriter or participating Person (individually and collectively the “Indemnified Person”) against any losses, claims, damages or liabilities (collectively the “liability”), joint or several, to which such Indemnified Person may become subject under the Securities Act or any other statute or at common law, insofar as such liability (or action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.  Except as otherwise provided in Section Section 2.6(d), the Company shall reimburse each such Indemnified Person in connection with investigating or defending any such liability; provided, however, that the Company shall not be liable to any Indemnified Person in any such case to the extent that any such liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, preliminary or final prospectus, or amendment or supplement thereto in reliance upon and in conformity with information furnished in writing to the Company by such Person specifically for use therein, or upon such statement or omission therein based on the authority of an expert within the meaning of that term as defined in the Securities Act (but only if the Company had no reasonable ground to believe, and did not believe, that the statements made on the authority of an expert were untrue or that there was an omission to state a material fact); and provided further, that the Company shall not be required to indemnify any Person against any liability arising from any untrue or misleading statement or omission contained in any preliminary prospectus if such deficiency is corrected in the final prospectus or for any liability which arises out of the failure of any Person to deliver a prospectus as required by the Securities Act regardless of any investigation made by or on behalf of such Indemnified Person and shall survive transfer of such securities by such seller.

(b)           Each holder of any Warrant Shares shall, by acceptance thereof, indemnify and hold harmless each other holder of any Warrant Shares, the Company, its directors and officers, each underwriter and each other Person, if any, who controls the Company or such underwriter (individually and collectively also the “Indemnified Person”), against any liability, joint or several, to which any such Indemnified Person may become subject under the Securities Act or any other statute or at common law, insofar as such liability (or actions in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which securities were registered under the Securities Act at the request of such holder, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of (i) and (ii) to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, amendment or supplement thereto in reliance upon and in conformity with information furnished in writing to the Company by such holder specifically for use therein, and then only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission by the holder was not based on the authority of an expert as to which the holder had no reasonable ground to believe, and did not believe, that the statement made on the authority of such expert was untrue or that there was an omission to state a material fact.  Such holder shall reimburse any Indemnified Person for any legal fees incurred in investigating or defending any such liability; provided, however, that such holder’s obligations hereunder shall be limited to an amount equal to the proceeds to such holder of the Warrant Shares sold in any such registration; and provided further, however, that no holder of Warrant Shares shall be required to indemnify any Person against any liability arising from any untrue or misleading statement or omission contained in any preliminary prospectus if such deficiency is corrected in the final prospectus or for any liability which arises out of the failure of any Person to deliver a prospectus as required by the Securities Act.

(c)           Indemnification similar to that specified in Sections 2.6(a) and (b) shall be given by the Company and each holder of any Warrant Shares (with such modifications as may be appropriate) with respect to any required registration or other qualification of the Warrant Shares under any federal or state law or regulation of governmental authority other than the Securities Act.

(d)           In the event the Company, any holder or other Person receives a complaint, claim or other notice of any liability or action, giving rise to a claim for indemnification under Sections 2.6(a), (b) or (c), the Person claiming indemnification under such paragraphs shall promptly notify the Person against whom indemnification is sought of such complaint, notice, claim or action, and such indemnifying Person shall have the right to investigate and defend any such loss, claim, damage, liability or action.  The Person claiming indemnification shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel shall not be at the expense of the Person against whom indemnification is sought (unless the indemnifying party fails to promptly defend, in which case the fees and expenses of such separate counsel shall be borne by the Person against whom indemnification is sought).  In no event shall a Person against whom indemnification is sought be obligated to indemnify any Person for any settlement of any claim or action effected without the indemnifying Person’s prior written consent.

(e)           Contribution.

(i)            If the indemnification provided for in this Section 2.6 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations; provided, however, that in no event shall the liability of any holder or Warrant Shares for contribution under this Section 2.6(e) exceed the proceeds received by such holder from the sale of Warrant Shares under the applicable registration statement.  The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.  The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

(ii)           The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.6(e) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(iii)          If indemnification is available under this Section 2.6, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 2.6(a) and Section 2.6(b) hereof without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 2.6(e).

Section 2.7.            Compliance with Rule 144.  In the event that the Company (i) registers a class of securities under Section 12 of the Exchange Act or (ii) shall commence to file reports under Section 13 or 15(d) of the Exchange Act, thereafter, at the request of any holder of the Warrant Shares who proposes to sell the Warrant Shares in compliance with Rule 144 of the Commission, subject prior to January 1, 2004 to the potential inability of the Company to provide certain required financial information, the Company shall forthwith furnish to such holder or holders a written statement of compliance with the filing requirements of the Commission as set forth in such Rule, as such Rule may be amended from time to time, and make available to the public and such holders such information as will enable the holders to make sales of Warrant Shares pursuant to Rule 144.

Section 2.8.            Consent to be Bound.  Each subsequent holder of Warrant Shares must consent in writing to be bound by the terms and conditions of this Agreement in order to acquire the rights granted pursuant to this Agreement.

Section 2.9.            Form S-3.  After the first public offering of its securities registered under the Securities Act, the Company shall use its best efforts to qualify and remain qualified to register securities on Form S-3 under the Securities Act.  The holders of the Warrant Shares shall have the right to request any number of registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Warrant Shares to be disposed of and the intended method of disposition of such shares by such holder or holders).  The Company shall not be required to effect a registration pursuant to this Section 2.9 if, in the good faith judgment of the Company, such registration will hinder or interfere with a concurrent or proposed security issuance of, or acquisition by, the Company or if the holder or holders requesting registration propose to dispose of shares of the Warrant Shares having an aggregate disposition price (before deduction of underwriting discounts and expenses of sale) of less than $500,000.  This Section shall not be interpreted to restrict the Company from acquiring its own shares or to require the Company to sell its own shares.  The Company shall give notice to all holders of the Warrant Shares of the receipt of a request for registration pursuant to this Section 2.9 and shall provide a reasonable opportunity for other holders to participate in the registration.  Subject to the foregoing, the Company will use its best efforts, in each case, to effect promptly the registration of all shares of the Warrant Shares on Form S-3 to the extent requested by the holder or holders thereof for purposes of disposition.

Section 2.10.          Assignability of Registration Rights.  Subject to Section 2.8 hereof, the registration rights set forth in this Agreement other than the rights set forth in Section 2.2 hereof are assignable to each assignee as to each share of Warrant Shares or securities convertible into Warrant Shares conveyed in accordance herewith who agrees in writing to be bound by the terms and conditions of this Agreement.  The term “seller” as used in this Agreement refers to a holder of the Warrant Shares selling such shares.

Section 2.11.          Rights Which May Be Granted to Subsequent Investors.  The Company shall not grant subsequent registration rights to third parties superior or equal to the registration rights granted pursuant to this Agreement so long as any of the registration rights under this Agreement remain in effect.

Section 2.12.          Damages.  The Company recognizes and agrees that each holder of Warrant Shares will not have an adequate remedy if the Company fails to comply with the terms and provisions of this Agreement and that damages will not be readily ascertainable, and the Company expressly agrees that, in the event of such failure, it shall not oppose an application by any holder of Warrant Shares or any other Person entitled to the benefits of this Agreement requiring specific performance of any and all provisions hereof or enjoining the Company from continuing to commit any such breach of this Agreement.

Section 2.13.          Information.  It shall be a condition precedent to the obligations of the Company to register any Warrant Shares of any selling holder pursuant to this Section 2 that such older shall furnish to the Company, in writing, such information regarding itself, the Warrant Shares held by it, and the intended method of disposition of such securities as shall be legally required to effect the registration of such holder’s Warrant Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1             Representations and Warranties of the Company.  The Company represents and warrants to the Investors as follows:

(a)  The execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or By-laws of the Company or any provision of any indenture, agreement or other instrument to which it or any or its properties or assets is bound, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

(b)           This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

ARTICLE IV

MISCELLANEOUS

Section 4.1.                     Miscellaneous.

(a)           All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed (by first class registered or certified mail, postage prepaid), sent by express overnight courier service or electronic facsimile transmission (with a copy by mail), or delivered to the applicable party at the addresses indicated below:

If to the Company:

Softbrands, Inc.

Two Meridian Crossing

Suite 800

Minneapolis, Minnesota 55423

Attention: David Latzke

Facsimile No.: (612) 851-6280

With a copy to:

Dorsey & Whitney LLP

50 South Street, Suite 1500

Minneapolis, Minnesota 55402

Attention: Thomas Martin, Esq.

Facsimile No.: (612) 340-7800

If to the CRP:

Capital Resource Partners

85 Merrimac Street

Suite 200

Boston, Massachusetts 02114

Attention: Robert Ammerman

Telecopy No.: (617) 723-9819

With a copy to:

Testa, Hurwitz & Thibeault, LLP

125 High Street

Boston, Massachusetts 02110

Attention: Kathy A. Fields, Esq.

Telecopy No.: (617) 248-7100

If to any other holder of Warrant Shares:

at such holder’s address for notice as set

forth in the books and records of the Company,

or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other parties complying as to delivery with the terms of this subsection (a).  All such notices, requests, demands and other communications shall, when mailed or otherwise sent be effective (i) two days after being deposited in the mails or (ii) one day after being deposited with the express overnight courier service or sent by electronic facsimile transmission (with receipt confirmed), respectively, addressed as aforesaid.

(b)           This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts.

(c)           This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d)           If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

Section 4.2.            Amendments.  The provisions of this Agreement may be amended, and the Company may take any action herein prohibited or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holders of at least a majority of the Warrant Shares.

Section 4.3.            Termination.  This Agreement shall terminate at such time as the holders of Warrant Shares are able to sell, within any three month period, all of the Warrant Shares pursuant to Rule 144 under the Securities Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Investors’ Rights Agreement to be duly executed as of the date first set forth above.

SOFTBRANDS, INC.

By	/s/ George H. Ellis
Name: George H. Ellis
Title: Chairman and Chief Executive Officer

CAPITAL RESOURCE PARTNERS IV, L.P.

By:	CRP Partners IV, L.L.C.
Its General Partner

By	Robert Ammerman
Name (Printed):
Title: Managing Member